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                                     EXHIBIT 11

                                IONICS, INCORPORATED

                          COMPUTATION OF EARNINGS PER SHARE

                  (Amounts in thousands, except earnings per share)
                                            Three Months Ended     Nine Months Ended
                                               September 30,          September 30,
                                              1995       1994        1995       1994
Net income                                  $ 5,281    $ 4,172     $14,027    $11,151

Earnings per common and common
  equivalent share:

  Weighted average number of shares
    outstanding                              14,089     13,932      14,043     13,912

  Incremental shares for stock options
    under treasury stock method                 609        258         492        242

  Weighted average number of common and
    common equivalent shares outstanding     14,698     14,190      14,535     14,154

  Earnings per common and common
    equivalent share                        $   .36    $   .29     $   .97    $   .79

Earnings per common and common equivalent share - assuming full dilution:

  Weighted average number of shares
    outstanding                              14,089     13,932      14,043     13,912

  Incremental shares for stock options
    under treasury stock method                 670        260         575        249

  Weighted average number of common and
    common equivalent shares outstanding -
      assuming full dilution                 14,759     14,192      14,618     14,161

  Earnings per common and common
    equivalent share - assuming
      full dilution                         $   .36    $   .29     $   .96A   $   .79

A Dilution is less than 3% so the primary basis was used for per share calculations.

                                          -11-
/12
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